ETF Opportunities Trust 485BPOS

 Exhibit 99(p)(10)

Kingsbarn Capital Management
Code of Ethics

Introduction and Things you Should Know

This is the Code of Ethics (the “Code” or “Code of Ethics”) of Kingsbarn Capital Management (“Kingsbarn”). The Code includes the following sections:

●	Definitions

●	Fiduciary Duty Standards

●	Code Compliance and Administration

●	Guidelines for Professional Standards

●	Personal Trading Policies

●	Sanctions and Reporting Violations

●	Insider Trading Policies

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

●	The adviser’s fiduciary duty to its clients;

●	Compliance with all applicable Federal Securities Laws;

●	Reporting and review of personal Securities transactions and holdings;

●	Reporting of violations of the code; and

●	Delivery of the code to all Associated Persons.

Rule 17j-1 under the Investment Company Act of 1940 also requires certain persons to be subject to a code of ethics. Rule 17j-1 makes it unlawful for any affiliated person of a RIC, including Associated Persons, or any affiliated person of its adviser or principal underwriter to engage in certain enumerated types of misconduct in connection with the purchase or sale by such person of a security held or to be acquired by the RIC.

If you have any doubt or uncertainty about what this Code requires or permits, do not speculate. You should ask the CCO, or if the concern involves the CCO, then to another supervisor,

Kingsbarn expects all Associated Persons to comply with the spirit of the Code, as well as its specific requirements.

Kingsbarn treats violations of this Code (including violations of its spirit) very seriously. If you violate either the letter or the spirit of this Code, Kingsbarn may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. You can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

Definitions

These terms have special meanings as used in this Code. Defined terms from Kingsbarn’s Compliance Manual are incorporated by reference into this Code:

Access Person - An “Access Person” is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. Kingsbarn considers all of its employees Access Persons. Therefore, all employees are subject to the requirements of this Code. At the discretion of the CCO, Kingsbarn may require other persons who, depending on the facts and circumstances, act as an agent for, or provide services to, Kingsbarn to be treated as Access Persons for some or all of the policies and procedures set forth herein (either as stated herein or in modified form), as determined appropriate by the CCO. Specific arrangements with such persons will vary depending on their relationship to Kingsbarn and other facts and circumstances.

Automatic Investment Plan - Purchases and sales of securities in accordance with a pre-set amount or pre-determined schedule effected through an automatic investment plan or dividend reinvestment plan. This includes regular savings plans, pension schemes, the automatic reinvestment of dividends, income or interest received from a security in such plans or any other type of account.

Advisers Act - The Investment Advisers Act of 1940.

Associated Person - For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as “Associated Persons.” At the discretion of the CCO, the Company may require other persons who, depending on the facts and circumstances, act as an agent for, or provide services to, the Company to be treated as Associated Persons for some or all of the policies and procedures set forth herein (either as stated herein or in modified form), as determined appropriate by the CCO. Specific arrangements with such persons will vary depending on their relationship to the Company and other facts and circumstances.

Beneficial Ownership - Means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by members of an Access Person’s Members of the Family/Household, as defined below.

Chief Compliance Officer - Means Daniel Mercer, or another person that has been designated to perform the functions of Chief Compliance Officer (“CCO”). For purposes of reviewing the CCO’s own transactions and reports under this Code, the functions of the CCO are performed by another qualified individual, and shall be clearly denoted in Kingsbarn’s compliance files.

Client - Any person for whom, or entity for which, Kingsbarn serves as an investment adviser, renders investment advice, or makes any investment decisions for compensation is considered a client.

Covered Account - Means any account in which an Access Person has any direct or indirect Beneficial Ownership of Securities.

Federal Securities Laws - Means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Material Nonpublic Information - See “Insider Trading Policy” herein.

Members of the Family/Household - “Members of the Family/Household” include:

●	A spouse or domestic partner (unless they do not share the same household as the Access Person and the Access Person does not contribute in any way to their support);

●	Children under the age of 18;

●	Children who are 18 or older (unless they do not share the same household as the Access Person and the Access Person does not contribute in any way to their support); and

●	Any of the people who share the Access Person’s household including stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws, and adoptive relationships.

Non-Reportable Securities - “Non-Reportable Securities” include:

●	direct obligations of the Government of the United States;

●	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

●	shares issued by money market funds;

●	shares issued by open-end investment companies registered in the U.S., none of which are advised or underwritten by the Company or an affiliate;

●	interests in 529 college savings plans; and

●	shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds.

Private Placement - Also known as a “Limited Offering.” An offering that is exempt from registration pursuant to sections 4(2) or 4(6) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D.

Reportable Securities - Means all Securities, except Non-Reportable Securities, in which an Access Person has Beneficial Ownership.

Restricted List - a list of Securities that Associated Persons are prohibited from trading without first receiving written clearance from the CCO. Securities that must be placed on the Restricted List include all Fund public portfolio company securities, all public securities about which advisers or Access Persons possess Material Nonpublic Information, or securities from which Kingsbarn or its access persons are contractually or otherwise restricted from transacting. See applicable section in this Code for further details.

RIC - Registered Investment Company, under the Investment Company Act of 1940

Security or Securities - Means anything that is considered a “security” under the Advisers Act. This is a very broad definition of security. It includes most kinds of investment instruments, including things that one might not ordinarily think of as “securities,” such as:

●	exchange traded funds;

●	options on securities, on indexes and on currencies;

●	investments in all kinds of limited partnerships;

●	investments in foreign unit trusts and foreign mutual funds; and

●	investments in private investment funds and hedge funds.

If there is any question or doubt about whether an investment is considered a security or a Reportable Security under this Code, ask the CCO.

Supervised Person - A “Supervised Person” is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. This may also include all temporary workers, consultants, independent contractors, and anyone else designated by the CCO. For purposes of the Code, such “outside individuals” will generally only be included in the definition of a supervised person, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The CCO shall make the final determination as to which of these are considered supervised persons.

Fiduciary Duty Standards

This Code is based on the principle that Kingsbarn has a fiduciary duty to serve the best interests of its clients and should not place its interests ahead of those of Kingsbarn’s clients. Kingsbarn must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of its clients.

All Associated Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Associated Persons.

Kingsbarn Associated Persons designated as Access Persons by a RIC shall comply with the RIC’s Code in addition to Kingsbarn’s Code.

We expect all Associated Persons to adhere to the highest standards with respect to any potential conflicts of interest with clients. As a fiduciary, Kingsbarn must act in its clients’ best interests. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Guidelines for Professional Standards

●	At all times, all Associated Persons must comply with applicable Federal Securities Laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.

●	All Associated Persons are required to report any violation of the Code, by any person, to the CCO or other appropriate persons of Kingsbarn, promptly. Such reports will be held in confidence to the extent practicable. However, Kingsbarn remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation.

●	Associated Persons must place the interests of clients first. All Associated Persons must scrupulously avoid serving his or her own personal interests ahead of the interests of Kingsbarn’s clients. In addition, Associated Persons must work diligently to ensure that no client is preferred over any other client.

●	Associated Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Kingsbarn and/or its Associated Persons on one hand and clients on the other hand will generally be fully disclosed and/or resolved in a way that favors the interests of the clients over the interests of Kingsbarn and its Associated Persons. If an Associated Person believes that a conflict of interest has not been identified or appropriately addressed, that Associated Person should promptly bring the issue to the CCO’s attention.

●	All Associated Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or from engaging in any manipulative or deceitful practice with respect to clients or securities.

●	No Associated Person may serve on the board of directors of any publicly traded company without prior written permission from the CCO.

●	Associated Persons will not cause or attempt to cause any client to purchase, sell, or hold any security in a manner calculated to create any personal benefit, or on behalf of Kingsbarn.

●	Associated Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Kingsbarn’s services, and engaging in other professional activities.

●	Associated Persons must conduct all personal securities transactions in full compliance with this Code. Technical compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of Kingsbarn’s fiduciary duties.

●	Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of Kingsbarn’s clients. Likewise, Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with Kingsbarn at the expense of clients, or that otherwise bring into question the person’s judgment.

●	Associated Persons are subject to Insider Trading Policies adopted by Kingsbarn to detect and prevent the misuse of Material Nonpublic Information.

●	No Associated Person shall communicate information known to be false to others (including but not limited to clients, prospective clients and other Associated Persons) with the intention of manipulating financial markets for personal gain.

●	Associated Persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the CCO.

●	When any Associated Person faces a conflict or potential conflict between his or her personal interest and the interests of clients, he or she is required to immediately report the conflict to the CCO for instructions regarding how to proceed.

●	Associated Persons must treat recommendations and actions of Kingsbarn, and material information of other companies, as confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other material nonpublic information, except to broker-dealers, other bona fide service providers, or regulators in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with Kingsbarn, without the prior written approval of the CCO.

●	No Associated Person shall intentionally sell to or purchase from a client any security or other property without prior written authorization from the CCO.

●	No Associated Person shall provide loans or receive loans from clients.

Code of Ethics Compliance and Administration

The CCO administers the Code and shall certify compliance with any RIC’s Code to the RIC’s CCO on a quarterly basis. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Kingsbarn to comply with all applicable Federal Securities Laws; and (ii) the CCO to discharge duties under the Code.

There are three Reporting Forms that an Access Person must complete under this Code. Additional information and copies of these Reporting Forms are included below. You can also obtain copies of the Reporting Forms from the CCO.

Nothing herein shall prohibit or impede in any way an Associated Person or former Associated Person from reporting a possible securities law violation directly to the SEC or other regulatory authority. In addition, Kingsbarn will not retaliate in any way against an Associated Person or former Associated Person for providing information relating to a possible securities law violation to the SEC or other regulatory authority.

Kingsbarn’s management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Associated Persons, and Kingsbarn shall require each Associated Person to provide in writing an acknowledgement of their receipt, understanding and acceptance of the change(s).

Associated Persons are generally expected to discuss any perceived risks or concerns about Kingsbarn’s business practices with their direct supervisor. However, if an Associated Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, the Associated Person should bring the matter to the CCO’s attention, or if the supervisor is the CCO, then to the attention of a senior officer of the firm.

Kingsbarn will distribute its Code to each Associated Person upon the commencement of employment or engagement and upon any amendment to the Code.

All Associated Persons must acknowledge that they have received, read, understand, and agree to comply with Kingsbarn’s Code by completing the Agreement to Abide by Code upon commencement of employment or engagement with Kingsbarn. Kingsbarn will require all Associated Persons to annually reaffirm this agreement. All Associated Persons will be required to acknowledge in writing receipt of any amendments made to this Code.

Upon request, Kingsbarn will furnish clients with a copy of the Code. All client requests for Kingsbarn’s Code should be directed to the CCO.

The CCO will maintain a copy of this Code in Kingsbarn’s files. Additionally, the CCO will review the Code at least annually to ensure it remains appropriately aligned with Kingsbarn’s advisory business.

Personal Trading Policies

Personal Securities Transactions

Personal trading activity conducted by Kingsbarn’s Access Persons should be executed in a manner consistent with our fiduciary obligations to our clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person trades should not involve trading activity so excessive as to conflict with one’s ability to fulfill daily job responsibilities or to otherwise violate anti-manipulative or insider trading regulations.

Accounts Covered by the Code

Kingsbarn’s Code applies to all Reportable Securities and Covered Accounts over which Access Persons have any Beneficial Ownership, which typically includes securities held by Members of Family/Household.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not (i) exercise any investment discretion or decision-making, (ii) receive notice of transactions prior to execution, or (iii) otherwise have any direct or indirect influence or control over the accounts. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household. With respect to each account excluded on this basis, the Access Person will be required to certify periodically that they meet each of these three conditions and may also be required to provide the CCO with additional information regarding the account that the CCO requests.

The following policies and procedures apply to all securities owned or controlled by an Access Person, and any Covered Account. Any account in question should be addressed with the CCO immediately to determine if it is considered a Covered Account.

Improper trading activity can constitute a violation of this Code. Nevertheless, the Code can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

Reportable Securities

Kingsbarn requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except the following, which are Non-Reportable Securities:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by open-end investment companies registered in the U.S., none of which are advised or underwritten by Kingsbarn or an affiliate;

●	Interests in 529 college savings plans; and

●	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in Kingsbarn’s Code.

The term “digital asset” refers to an asset that is issued and/or transferred using distributed ledger or blockchain technology, including, but not limited to, “virtual currencies,” “coins,” and “tokens.” A particular digital asset may or may not meet the definition of “security” under the Federal Securities Laws. If you have any questions as to whether your digital asset is reportable, contact the CCO.

Reporting Requirements

Kingsbarn requires periodic reporting of Access Persons’ holdings of Reportable Securities to the CCO. Access Persons must promptly report to Kingsbarn the opening of any new Covered Accounts, submit quarterly reports regarding Reportable Securities transactions, and report Reportable Securities holdings on an annual basis.

The CCO will make all required records of personal transactions in Reportable Securities available to the required regulatory authority, promptly upon request. These include statements for all accounts for personal securities transactions.

All Access Persons must file reports as described below, even if there are no holdings, transactions, or accounts to list in the reports. Copies of the reporting forms are included at the end of the Code or can be obtained from the CCO. Kingsbarn may rely on brokerage statements to the extent such statements are made accessible to the CCO.

1.	Initial Holdings Reports

No later than 10 calendar days after an Associated Person becomes an Access Person (or within 10 days of the adoption of this Code if the Associated Person was already an Access Person at the time of its adoption), that Access Person must submit an Initial Holdings Report to the CCO. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

2.	Annual Holdings Reports

By January 31 of each year, each Access Person must file an Annual Personal Securities Holdings Report with the CCO.

Content Requirements for Initial and Annual Holdings Reports

Each holdings report (initial and annual) must contain at a minimum:

1.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

2.	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities (including securities that are not Reportable Securities) are held for the Access Person’s direct or indirect benefit; and;

3.	The date the Access Person submits the report.

All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted. If you do not have any holdings to report, this should be indicated on the relevant holdings report.

3.	Quarterly Transaction Reports

No later than 30 calendar days after the end of March, June, September, and December, each year, each Access Person must file a Quarterly Report of Personal Securities Transactions form with the CCO.

The Quarterly Report of Personal Securities Transactions form requires each Access Person to list all transactions in Reportable Securities during the most recent calendar quarter in which the Access Person had Beneficial Ownership.

Content Requirements for Quarterly Transactions Reports

Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

1.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	The price of the security at which the transaction was effected;

4.	The name of the broker, dealer or bank with or through which the transaction was effected; and

5.	The date the Access Person submits the report.

The quarterly transaction reporting requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts, in which such transactions took place, to Kingsbarn, c/o the CCO, provided all required information is included in the report and Kingsbarn receives the confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction(s) took place. Alternatively, Access Persons may submit this information on the Quarterly Report of Personal Securities Transactions form provided by Kingsbarn.

If you did not have any transactions or account openings to report, this should be indicated on the Quarterly Report of Personal Securities Transactions form. Signed and dated Quarterly Report of Personal Securities Transactions form and/or duplicate account statements must be submitted to the CCO within 30 days of the end of each calendar quarter.

Any Transaction Reports reflecting holdings of the CCO requiring review under the Rule, will be reviewed by the CEO, or his or her designee.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, Access Persons are not required to submit:

●	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan. However, any transaction that overrides the pre-set schedule or allocations of the Automatic Investment Plan must be included in a quarterly transaction report; or

●	Any reports with respect to Reportable Securities held in accounts over which the Access Person had no direct or indirect influence or control (as defined in the next paragraph), such as a blind trust, wherein the Access Person has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management.

Any investment plans or accounts for which an Access Person claims an exception based on “no direct or indirect influence or control” must be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception and make record of such determination. Unless and until such exception is granted, all applicable reporting requirements shall apply.

“No direct or indirect influence or control” with respect to an account shall mean that the Access Person has 1) no knowledge of the specific management actions taken by the trustee or third party manager; 2) no right to intervene in the management of the account by the trustee or third party manager; 3) no discussions with the trustee or third party manager concerning account holdings which could reflect control or influence; and 4) no discussions with the trustee or third party manager wherein the Access Person provides investment directions or suggestions.

In making a determination of whether or not the Access Person has direct or indirect influence or control, the CCO will ask for information about the Access Person’s relationship with the party responsible for making the investment decisions regarding the account (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm).

Kingsbarn requires that all Access Persons seeking a reporting exception for an account based on “no direct or indirect influence or control” submit such a request in writing to the CCO initially when the exception is first sought, and no less than annually thereafter confirm in writing that the exception still applies.

The CCO may periodically request information or a certification from a party responsible for managing the account and may also periodically request reporting on the account to identify transactions that would have been prohibited pursuant to this Code, absent the exception granted.

Review and Recordkeeping

The CCO shall review personal trading reports for all Access Persons no less than quarterly and will otherwise take reasonable steps to monitor compliance with, and enforce this Code. Evidence of the reviews shall be maintained in Kingsbarn’s files.

Kingsbarn reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person’s expense, any transaction or position in a specific security if Kingsbarn believes the transaction or position violates its policies or appears improper. Kingsbarn will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

Kingsbarn’s Code is designed to mitigate material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO, or designee, monitors Access Persons’ trading to detect potential issues including but not limited to:

●	Trading in securities appearing on the Restricted List;

●	Frequent short-term trades detrimental to their work;

●	Front-Running and other trading in conflict with client interests; and

●	Trading that appears to be based on Material Nonpublic Information.

The CCO will review reports submitted pursuant to the Code for potential behavior issues. The CCO’s trades are reviewed by the CEO. Upon review, the CCO/CEO will initial and date each report received and document a written description of any issues noted will be documented. Personal trading that appears problematic may result in further inquiry by the CCO/CEO.

Prohibited and Restricted Transactions

●	Access Persons may not acquire or participate in an initial public offering (“IPO”) without first obtaining written approval from the CCO. (For the CCO’s personal trades, the CCO must first obtain written approval from the CEO.)

●	Any Access Person wishing to purchase or sell a security obtained through a private placement must first obtain written approval by the CCO. In addition, if an Associated Person who owns a security in a private company knows that Kingsbarn is about to engage in an IPO, he or she must disclose this information to the CCO.

●	Participation in investment clubs must be approved in writing by the CCO in advance of any such participation.

●	No Access Person may trade any Security on the Restricted List without first obtaining preclearance from the CCO or a designee.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential, or apparent conflict of interest.

Pre-Clearance

The Company does not require pre-clearance of all Associated Persons’ personal securities transactions. If, however, the CCO, or designee, determines an exception/red flag based on regular reviews of an Associated Person’s personal securities transactions, the CCO may require a specific Associated Person to obtain, in advance of future transactions, pre-clearance for all such transactions. In all such cases, the CCO shall determine beginning and ending dates for the pre-clearance requirement.

Kingsbarn or its Employees may receive information that may be deemed to be Material Nonpublic Information. Consequently, Kingsbarn may choose to restrict personal trading in a security of a company or issuer by placing the company or issuer on the Restricted List. Refer to Kingsbarn’s Insider Trading Policy in this Code for further information and requirements.

As noted above, transactions in private placements and IPOs are always prohibited, unless pre-clearance is obtained, in advance of the transaction. Pre-clearance is obtained by first completing and signing the Personal Securities Trading Request Form. (A copy of the Personal Securities Trading Request Form is included in this Code, or a copy can be obtained from the CCO.) The Personal Securities Trading Request Form is then submitted to the CCO for pre-clearance approval.

If pre-clearance is obtained, the Access Person shall act promptly taking the necessary steps to effectuate the IPO or private placement investment. The CCO may revoke a pre-clearance any time up until the Access Person has made a firm commitment to invest.

Restricted List

Kingsbarn has adopted a Restricted List which includes companies and issuers in whose securities Associated Persons are prohibited from trading without first receiving written clearance from the CCO. Associated Persons may use the Personal Securities Trading Request Form for this purpose.

When a trading request is submitted, the CCO will check the trade request against the Restricted List maintained by Kingsbarn. The trade request then is either approved or rejected depending on how the request compares with the Restricted List.

Issuers are placed on the Restricted List due to one or more of the following reasons:

●	The issuer is a client, or an affiliate of a client of Kingsbarn;

●	One or more of Kingsbarn’s clients holds concentrated positions in securities of the issuer;

●	Kingsbarn or one or more of its Associated Persons has Material Nonpublic Information about the issuer;

●	The CCO believes that trading in a specific company or issuer may present a conflict of interest to Kingsbarn or its clients.

Associated Persons should inform the CCO if they believe that any Security should be added to the Restricted List. If the Associate Person determines that conveying the rationale for their belief would, itself, violate confidentiality or expose Kingsbarn to inside information, that Associated Person shall not disclose such information to the CCO, and identify the Security at issue, only.

Timing of Personal Transactions

When Kingsbarn is purchasing or selling, or considering for purchase or sale a Reportable Security on behalf of a client account, no Access Person with knowledge of such Company’s purchase or sale may effect a transaction in a the Reportable Security prior to the client purchase or sale having been executed, or until Kingsbarn’s decision has been made not to pursue the transaction. Access Persons are permitted to purchase or sell Reportable Securities as part of Kingsbarn’s aggregated orders. Other exceptions include trades as a result of an automatic investment plan, dividend reinvestments plans, and approved third party managed accounts.

Sanctions and Reporting Violations of the Code

Disciplinary Responses

All disciplinary responses to violations of the Code shall be administered by the CCO, subject to approval by the CEO of Kingsbarn. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

Violations of this Code, or the other policies and procedures set forth in the Compliance Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Associated Person to civil, regulatory or criminal sanctions. No Associated Person will determine whether he or she committed a violation of the Code, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Associated Persons must promptly report any suspected violations of the Code to the CCO. To the extent practicable, Kingsbarn will protect the identity of an Associated Person who reports a suspected violation. However, Kingsbarn remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The CCO shall be responsible for ensuring a thorough investigation of all suspected violations of the Code and shall maintain a report of all violations. Retaliation against any Associated Person who reports a violation of the Code is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Nothing herein shall prohibit or impede in any way an Associated Person, or former Associated Person, from reporting a possible securities law violation directly to the SEC or other regulatory authority. In addition, the Company will not retaliate in any way against an Associated Person, or former Associated Person, for providing information relating to a possible securities law violation to the SEC or other regulatory authority.

Insider Trading Policy

Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Nonpublic Information by such investment adviser or any associated person. Federal Securities Laws have been interpreted to prohibit, among other things, the following activities:

●	Trading by an insider while in possession of Material Nonpublic Information;

●	Trading by a non-insider while in possession of Material Nonpublic Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

●	Trading by a non-insider who obtained Material Nonpublic Information through unlawful means such as computer hacking;

●	Communicating Material Nonpublic Information to others in breach of a fiduciary duty; and

●	Trading or tipping Material Nonpublic Information regarding an unannounced tender offer, or other undisclosed fact of the entity to which the fiduciary duty is owed.

Definitions

Material Information. “Material Information” generally includes:

●	any information that a reasonable investor would likely consider important in making his or her investment decision; or

●	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of Material Information include, but are not limited to, the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Nonpublic Information (defined below) applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. Material Information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

Nonpublic Information. Information is “nonpublic” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Once information has been effectively distributed to the investing public, it is no longer nonpublic. However, the distribution of Material Nonpublic Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Nonpublic Information does not change to public information solely by selective dissemination. Examples of the ways in which Nonpublic Information might be transmitted include, but are not limited to in person, in writing, by telephone, during a presentation, by email, instant messaging, text message, or through social networking sites.

Associated Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Nonpublic Information. For example, Associated Persons routinely consult with, or receive information regarding, industry participants which may result in coming into possession of Material Nonpublic Information.

Material Nonpublic Information (“MNPI”) is information that is both material and nonpublic.

Policies and Procedures

The purpose of these policies and procedures (the “Insider Trading Policies”) is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with Kingsbarn. The term “insider trading” is not defined in the securities laws, but generally, it refers to the use of Material, Nonpublic Information to trade in securities or the communication of Material, Nonpublic Information to others.

Prohibited Use or Disclosure of Material Nonpublic Information

Associated Persons are strictly forbidden from engaging in Insider Trading, either personally or on behalf of Kingsbarn or its clients.

In certain situations, depending on facts and circumstances, MNPI may also be received subject to a confidentiality agreement. The CCO must approve all written confidentiality agreements relating to the receipt of MNPI. Any disclosure or use of MNPI in violation of such an agreement is prohibited.

Associated Persons may disclose MNPI only to Kingsbarn Associated Persons and outside parties who have a valid business reason for receiving the information, and only in accordance with any confidentiality agreement or information barriers that apply.

Selective Disclosure

Nonpublic Information about Kingsbarn’s investment strategies may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. The dissemination of such information may be a violation of the fiduciary duty that Kingsbarn owes to its clients.

Receipt of Information

In certain instances, Associated Persons of Kingsbarn may receive information that may be deemed to be MNPI. To the extent possible, Associated Persons should obtain pre-approval from the CCO prior to accessing such information. In all cases, Associated Persons should immediately inform the CCO if they have or believe they have received MNPI.

Certain Associated Persons may have access to MNPI as part of their regular job responsibilities or may be specifically authorized by the CCO to receive MNPI. These Associated Persons must notify the CCO immediately after inadvertently receiving MNPI.

If Associated Persons have questions as to whether they are in possession of MNPI, they should contact the CCO immediately. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated. This may include questioning the holder of the information. The CCO may also consult legal counsel.

Upon knowledge that any persons associated with Kingsbarn may have received unauthorized MNPI, the CCO will take immediate action to investigate the matter thoroughly. Where an Associated Person may have received MNPI, the CCO will prepare a written memorandum describing the information, its source, and the date that the information was received. The CCO will determine what precautions may be appropriate to protect the improper dissemination or use of the information. The CCO will communicate restriction requirements to all Associated Persons in writing immediately after determining the need for such additional measures.

Relationships with Potential Insiders

The concept of “insider” is broad, and includes all persons associated with a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank-lending officers and the Associated Persons of such organizations.

Third parties with whom Kingsbarn has a relationship, such as Kingsbarn’s analyst or researcher, may possess MNPI. Access to such information could come as a result of, among other things:

●	Being employed or previously employed by an issuer (or sitting on the issuer’s board of directors);

●	Working for an investment bank, consulting firm, supplier, or customer of an issuer;

●	Sitting on an issuer’s creditors committee;

●	Personal relationships with connected individuals; and

●	A spouse’s involvement in any of the preceding activities.

An Associated Person may become a temporary insider for a company he or she advises. Temporary insiders may also include a company’s attorneys, accountants, consultants, or bank lending officers.

Individuals associated with a third party who have access to MNPI may have an incentive to disclose the information to Kingsbarn due to the potential for personal gain. Associated Persons should be extremely cautious about investment recommendations, or information about issuers that they receive from third parties. Associated Persons should inquire about the basis for any such recommendations or information, and should consult with the CCO if there is any appearance that the recommendations or information are based on MNPI.

Rumors

Creating or passing rumors with the intent to manipulate securities prices or markets may violate the anti-fraud provisions of Federal Securities Laws. Such conduct is contradictory to Kingsbarn’s Code, as well as Kingsbarn’s expectations regarding appropriate behavior of its Associated Persons. Associated Persons are prohibited from knowingly circulating rumors or sensational information with the intent to manipulate securities or markets.

This policy is not intended to discourage or prohibit appropriate communications between Associated Persons of Kingsbarn and other market participants and trading counter parties.

Consult with the CCO if you have questions about the appropriateness of any communications.

Responsibility

Associated Persons should consult with the CCO if there is any question as to whether Nonpublic Information is Material Information.

Penalties for Insider Trading

The legal consequences for trading on or communicating Material, Nonpublic Information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation.

Penalties may include:

●	civil injunctions;

●	jail sentences;

●	revocation of applicable securities-related registrations and licenses;

●	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

●	fines for the Associated Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Gifts and Entertainment

Policies and Procedures

Associated Persons must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

Gift Giving Policy

Kingsbarn’s Associated Persons are prohibited from giving gifts that may appear lavish or excessive, and must receive written approval from the CCO prior to giving a gift valued in excess of $100 to any client, prospect, individual, or entity with whom Kingsbarn does, or is seeking to do, business. Associated Persons should use the Gifts and Entertainment Reporting Form to meet the requirements of this policy. Associated Persons are prohibited from giving a cash payment of any kind or a gift of more than nominal value to a person for soliciting or referring clients or potential clients unless specifically permitted under Kingsbarn’s Cash Payment for Client Solicitation Policy, which can be found in Kingsbarn’s Compliance Manual.

Entertainment Giving Policy

Kingsbarn’s Associated Persons are prohibited from giving entertainment that may appear lavish or excessive, and must receive written approval from the CCO prior to giving entertainment valued in excess of $100 to any client, prospect, individual, or entity with whom Kingsbarn does, or is seeking to do, business. Associated Persons should use the Gifts and Entertainment Reporting Form to meet the requirements of this policy.

These policies are not intended to prohibit normal business entertainment that complies with these policies and procedures, where a representative from Kingsbarn attends and where there is a business purpose.

Associated Persons’ Receipt of Gifts

On occasion, Associated Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons. Associated Persons are prohibited from accepting gifts that may appear lavish or excessive, and must promptly report the receipt of gifts valued in excess of $100 to the CCO.

Use the Gifts and Entertainment Reporting Form to meet the requirements of this policy. Gifts such as gift baskets or lunches delivered to Kingsbarn’s offices, which are received on behalf of Kingsbarn, do not require reporting.

Associated Persons’ Receipt of Entertainment

Associated Persons are prohibited from accepting entertainment that may appear lavish or excessive, and must promptly report the receipt of entertainment valued in excess of $100 to the CCO. Use the Gifts and Entertainment Reporting Form to meet the requirements of this policy.

Gifts and Entertainment Given to Union Officials

Any gift or entertainment provided by Kingsbarn to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of Kingsbarn’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be pre-cleared and reported to the CCO on the Gifts and Entertainment Reporting Form.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities”

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

Associated Persons must use the Gifts and Entertainment Reporting Form to disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.

Pre-Clearance Required for Certain Recipients

All gifts and entertainment to the following recipients must receive pre-clearance from the CCO or a designee, regardless of amount:

●	any domestic government official,

●	any foreign government official (including representatives of sovereign wealth funds),

●	any official of a state or local pension plan,

●	any ERISA plan fiduciary, and

●	any union official.

Agreement to Abide by Code of Ethics

This agreement is entered into by and between Kingsbarn Capital Management ("Kingsbarn") and the Associated Person whose name and signature is represented below.

By signing this agreement, I, ___________________________, acknowledge that:

___  I have received a copy of the Kingsbarn's Code of Ethics;

___  I have read and understand the information contained in the Code of Ethics; and

___  I will abide by the Code of Ethics and any subsequent amendments thereto.

To comply with Kingsbarn's Code of Ethics, I further certify that I have directed each broker with whom I have a Covered Account containing Reportable Securities and to send to the Kingsbarn's designated Chief Compliance Officer duplicate copies of all periodic statements relating to my accounts or have otherwise complied with the reporting requirements of the policy and the Kingsbarn's Code of Ethics.

To meet the disclosure requirements of pertinent securities laws, rules and regulations, I further certify that I will disclose all legal and disciplinary events for which I am, or have been personally involved, including information regarding any actions or fines by any regulatory organization.

Signature:

Date:

Associated Persons Report

Kingsbarn Capital Management

As of ___________, 20______

NAME	TITLE	ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS	ACCESS PERSON? (Yes/No)

Personal Securities Trading Request Form

Kingsbarn

Name:

Details of Proposed Transaction:

Circle One	Purchase/Sale
Date of Transaction
Indicate Name of Issuer and Symbol
Type of Security (e.g., Note, Common Stock, Preferred Stock)
Quantity of Shares or Units
Price Per Share/Unit
Approximate Dollar Amount
Account for Which Transaction will be Made
Name of Broker

Date of Request _________________________________

You ____ may / ____ may not execute the proposed transaction described above.

Authorized Signature:

Date of Response:

Initial Personal Securities Holdings Report

(page 1 of 2)

To: Chief Compliance Officer, Kingsbarn

From:
(Access Person - Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED, PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW.

Re: Initial Personal Securities Holdings Report:

As of ____________, 20___, I hold the following Reportable Securities:

Date of Transaction	Security Title*	Type of Transaction (Purchase/Sale/Other)	Type of Security	Ticker/C USIP	# of Shares	Principal Amount	Price	Name of Broker- Dealer

*Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

_______The following broker-dealer, bank, or other custodian holds accounts invested in Non-Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s), if necessary.

______As of _____________, 20______, I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any such account is opened, so long as I am an Access Person with Kingsbarn.

Signed:	Date:

Report reviewed by:	Date:

Quarterly Report of Personal Securities Transactions

(page 1 of 2)

To: Chief Compliance Officer, Kingsbarn

From:
(Access Person - Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED, PROVIDED THE STATEMENTS INCLUDE ALL THE INFORMATION REQUIRED BELOW.

Re: Quarterly Report of Personal Securities Transactions, as amended:

During the quarter ending _______________, I have purchased, sold, or have otherwise obtained Beneficial Ownership in the following securities:

Date of Transaction	Security Title*	Type of Transaction (Purchase/Sale/Other)	Type of Security	Ticker/C USIP	# of Shares	Principal Amount	Price	Name of Broker- Dealer

*Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

______During the above period, I have not purchased or sold any Reportable Securities in which I have direct or indirect Beneficial Ownership.

______During the above period, I have disclosed to the Company all new accounts in which I have direct or indirect Beneficial Ownership.

______I do not currently have any Beneficial Ownership in any Covered Accounts. However, I agree to promptly notify Kingsbarn, if I obtain Beneficial Ownership in any account, so long as I am an Access Person of Kingsbarn.

Signed:	Date:

Report reviewed by:	Date:

Annual Personal Securities Holdings Report

(page 1 of 2)

To: Chief Compliance Officer, Kingsbarn

From:
(Access Person - Please Print)

NOTE: IN LIEU OF COMPLETING THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED, PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW.

Re: Annual Personal Securities Holdings Report:

As of, ___________, 20_____, I hold the following Reportable Securities:

Security Title*	Type of Security	Ticker/CUSIP	# of Shares	Principal Amount	Name of Broker-Dealer

*Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

_____The following broker-dealer, bank, or other custodian holds accounts invested in Non-Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s), if necessary

_________As of ___________, 20______, I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any such account is opened, so long as I am an Associated Person with Kingsbarn.

Signed:	Date:

Report reviewed by:	Date:

Annual Certification of Compliance

With The Personal Securities Transactions Disclosure Requirements And Code Of Ethics For Kingsbarn

In accordance with the policies and procedures regarding Personal Securities Transactions and the Code of Ethics for Kingsbarn, I certify that during the year ending December 31, ________:

______I have reported all Reportable Securities holdings in which I have Beneficial Ownership.

______I have obtained pre-clearance for all Covered Securities transactions in which I have Beneficial Ownership, except for transactions that are exempt from pre-clearance or those for which I have received a written exception from the Chief Compliance Officer.

______I have reported all Reportable Securities transactions in which I have Beneficial Ownership, except for transactions, which are exempt from reporting, or for which I have received a written exception from the Chief Compliance Officer.

______I have complied with the Code of Ethics in all other respects.

Print Name:

Signature:

Dated:

Gifts and Entertainment Reporting Form

I gave / received a gift / entertainment. (circle as applicable)

Describe the gift or entertainment:

Approximate cost or value (whichever is higher):

Third-party giver or recipient:

Describe any known relationship between the third-party giver or recipient and any public issuer or government entity:

Describe the relationship between the third party and yourself and/or Kingsbarn.

If known, describe the reason that the gift or entertainment was given or received:

List any other gifts or entertainment given by, or received from, the third party within the past 12 months, along with their approximate cost or value.

Is the recipient a union official or otherwise associated with a Taft-Hartley Fund? Yes / No

Signature	Date

Print Name

Reviewer Use Only

Approved	Not Approved

Reviewed by:

Title:

Date:

Additional Notes (if needed):